Exhibit 99.1

scPharmaceuticals Inc. Reports First Quarter 2025 Financial Results and Provides Business Update

Generated net FUROSCIX® revenue of $11.8 million in the first quarter of 2025

Formally launched FUROSCIX in second approved indication, Chronic Kidney Disease, in April 2025

Autoinjector on track for sNDA submission in Q3 2025; designed to reduce treatment time from five hours to less than ten seconds

Cash and cash equivalents of $57.5 million as of March 31, 2025

Investor conference call and webcast today, Wednesday, May 14th, at 4:30pm ET

BURLINGTON, Mass., May 14, 2025 (GLOBE NEWSWIRE) – scPharmaceuticals Inc. (Nasdaq: SCPH) (the “Company”), a pharmaceutical company committed to revolutionizing cardiorenal healthcare through patient-centric innovations, today reported financial results for the first quarter ended March 31, 2025, and provided a business update.

“The FUROSCIX indication expansion into chronic kidney disease (CKD) represents encouraging progress towards accomplishing scPharmaceuticals’ long-term growth initiatives for the product’s lifecycle. Our sales force is in the field calling on nephrologists and we are pleased with the receptivity towards FUROSCIX from these physicians,” stated John Tucker, President and Chief Executive Officer of scPharmaceuticals. “Similar to other pharmaceutical commercial organizations, scPharmaceuticals faced seasonal headwinds in the first quarter. Starting in March and in the first half of Q2, we have seen an increase in the number of Medicare-covered patients who have reached their annual out-of-pocket maximum or have signed up for Part D smoothing. Historically, the reduction in cost burden to patients has been associated with a meaningful rise in FUROSCIX filled prescription volumes. As a result, in Q2, we have seen a corresponding acceleration in our fill rate, prescriptions written and in units shipped to patients. We view this trend as a favorable tailwind that we expect will support FUROSCIX growth through Q2 and for the balance of 2025.”

Business Update

•	For the first quarter ended March 31, 2025, scPharmaceuticals reports:

•	Net FUROSCIX revenue of $11.8 million, compared to $6.1 million for the first quarter of 2024, representing 93% annual growth

•	Approximately 13,900 FUROSCIX doses filled, representing a 73% increase from approximately 8,000 doses filled in the first quarter of 2024

•	Sales to Integrated Delivery Networks increased 119% in the first quarter of 2025 compared to the fourth quarter of 2024

•	Gross-to-net (GTN) discount of 23% for the first quarter of 2025 compared to 19% for the fourth quarter of 2024

•	Approximately 4,200 unique prescribers from launch through the end of the first quarter of 2025

•

FUROSCIX Approved for CKD: scPharmaceuticals announced on March 6, 2025, that the U.S. Food and Drug Administration (FDA) approved the sNDA to expand the FUROSCIX indication to include the treatment of edema in patients with chronic kidney disease. In late April 2025, scPharmaceuticals formally launched FUROSCIX in CKD, and prescriptions are currently being written by nephrologists in the expanded indication.

•

80mg/1mL FUROSCIX Autoinjector SCP-111 program, which is designed to reduce treatment time from five hours to less than ten seconds, continues to demonstrate a stable shelf-life profile in accelerated aging experiments required for the Autoinjector’s future sNDA filing. scPharmaceuticals is targeting sNDA submission in Q3 2025.

First Quarter 2025 Financial Results

Product revenues were $11.8 million for the first quarter of 2025, compared to $6.1 million for the first quarter of 2024. Costs of product revenues were $3.5 million for the first quarter of 2025, compared to $1.8 million for the first quarter of 2024. The increase in both product revenues and costs of product revenues for the quarter ended March 31, 2025, was due to an increase in demand for FUROSCIX further into the commercial launch, and related manufacturing costs.

Research and development expenses were $4.6 million for the first quarter of 2025, compared to $2.7 million for the first quarter of 2024. The increase in research and development expenses for the quarter ended March 31, 2025, was primarily due to an increase in pharmaceutical development costs and employee related costs.

Selling, general and administrative expenses were $21.4 million for the first quarter of 2025, compared to $17.4 million for the first quarter of 2024. The increase in selling, general and administrative expenses for the quarter ended March 31, 2025, was primarily due to an increase in employee related costs, commercial costs, patient support, and professional service costs.

scPharmaceuticals reported a net loss of $19.7 million for the first quarter of 2025, compared to $14.1 million for the first quarter of 2024.

As of March 31, 2025, scPharmaceuticals’ total shares outstanding was 50,283,925.

Conference Call and Webcast Information

scPharmaceuticals’ management will host a conference call and webcast to review the Company’s first quarter 2025 results today, Wednesday, May 14, at 4:30 p.m. ET.

A link to the live webcast can be found here.

A link to the live conference call can be found here.

Following the live webcast, a replay of the event will be archived on scPharmaceuticals’ website for one year.

INDICATION

FUROSCIX® (furosemide injection), 80 mg/10 mL for subcutaneous use is indicated for the treatment of edema (i.e., congestion, fluid overload, or hypervolemia) in adult patients with chronic heart failure or chronic kidney disease (CKD), including the nephrotic syndrome.

IMPORTANT SAFETY INFORMATION

FUROSCIX is contraindicated in patients with anuria and in patients with a history of hypersensitivity to furosemide, any component of the FUROSCIX formulation, or medical adhesives.

Furosemide may cause fluid, electrolyte, and metabolic abnormalities, particularly in patients receiving higher doses, patients with inadequate oral electrolyte intake, and in elderly patients. Serum electrolytes, CO2, BUN, creatinine, glucose, and uric acid should be monitored frequently during furosemide therapy.

Excessive diuresis may cause dehydration and blood volume reduction with circulatory collapse and possibly vascular thrombosis and embolism, particularly in elderly patients.

Furosemide can cause dehydration and azotemia. If increasing azotemia and oliguria occur during treatment of severe progressive renal disease, discontinue furosemide.

Cases of tinnitus and reversible or irreversible hearing impairment and deafness have been reported with furosemide. Reports usually indicate that furosemide ototoxicity is associated with rapid injection, severe renal impairment, the use of higher than recommended doses, hypoproteinemia or concomitant therapy with aminoglycoside antibiotics, ethacrynic acid, or other ototoxic drugs.

In patients with severe symptoms of urinary retention (because of bladder emptying disorders, prostatic hyperplasia, urethral narrowing), the administration of furosemide can cause acute urinary retention related to increased production and retention of urine. These patients require careful monitoring, especially during the initial stages of treatment.

Contact with water or other fluids and certain patient movements during treatment may cause the On-body Infusor to prematurely terminate infusion. Ensure patients can detect and respond to alarms.

The most common adverse reactions with FUROSCIX administration in clinical trials were site and skin reactions including erythema, bruising, edema, and injection site pain.

Please see the full Prescribing Information (https://www.furoscix.com/wp-content/uploads/prescribing-information.pdf) and Instructions for Use ( https://www.furoscix.com/wp-content/uploads/instructions-for-use.pdf).

About scPharmaceuticals

At scPharmaceuticals, we are powered by passion, driven by patient care. Our Mission is focused on advancing cardiorenal care through innovative, integrated treatments that address unmet patient needs.

Our goal is to become the foremost advocate for patient-centric cardiorenal care, driving global health improvements through specialized, multidisciplinary approaches. scPharmaceuticals is expanding its reach, offering integrated therapies and products that address diverse healthcare needs and potentially improve the lives of our patients. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit www.scPharmaceuticals.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the development and commercialization of products, such as the Autoinjector, and its potential to increase patient care and the treatment of fluid at home; the anticipated submission of a sNDA for 80mg/1mL FUROSCIX Autoinjector in the third quarter of 2025; our commercial strategy for FUROSCIX and anticipated sales; the impact of our ongoing expansion efforts including our expanded sales force; our participation in upcoming events and presentations; and the timing of any of the foregoing. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include but are not limited to, our dependence on the commercial success of FUROSCIX and, if approved, our other product candidates; risks related to the receipt of regulatory approval for our product candidates; risks related to our ability to manufacture, or the ability of third parties to deliver, sufficient product for commercialization of FUROSCIX or any of our product candidates, if approved; risks related to our history of operating losses, we have a history of significant operating losses and expect to incur significant and increasing losses for the foreseeable future; we may never achieve or maintain profitability; we may need additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts; the terms of our credit facility and revenue participation financing facility place restrictions on our operating and financial flexibility, and we may not have cash available to us in an amount sufficient to enable us to make interest or principal payments on our indebtedness when due; clinical and preclinical development involves a lengthy and expensive process with an uncertain outcome, and any difficulties or delays in the commencement or completion, or the termination or the potential for the results from any clinical trials to support submission of sNDAs or comparable regulatory applications; and the risk that global economic factors and uncertainties will impact the Company’s operations. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the sections entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, on file with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov, as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Katherine Miranda

scPharmaceuticals Inc., 781-301-6869

kmiranda@scpharma.com

Investors:

Matthew Beck

astr partners, (917) 415-1750

matthew.beck@astrpartners.com

scPharmaceuticals Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share data)

	THREE MONTHS ENDED MARCH 31,
	2024	2025
Product revenues, net	$6,102	$11,752
Operating expenses:
Cost of product revenues	1,785	3,471
Research and development	2,726	4,631
Selling, general and administrative	17,447	21,407

Total operating expenses	21,958	29,509

Loss from operations	(15,856)	(17,757)
Change in fair value of term loan	—	300
Change in fair value of revenue purchase and sale liability	—	(1,752)
Other income	2,972	136
Interest income	877	716
Interest expense	(2,101)	(1,385)

Net loss	$(14,108)	$(19,742)

Net loss per share, basic and diluted	$(0.36)	$(0.37)

Weighted—average common shares outstanding, basic and diluted	38,952,131	53,676,376

scPharmaceuticals Inc.

Unaudited Consolidated Balance Sheet Data

(in thousands)

	DECEMBER 31, 2024	MARCH 31, 2025
Cash and cash equivalents	$75,655	$57,544
Working capital	90,973	73,041
Total assets	107,519	90,963
Term loan	51,350	51,050
Revenue purchase and sale liability	26,869	27,675
Accumulated deficit	(366,494)	(386,236)
Total stockholders’ equity (deficit)	13,320	(5,127)